UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2012

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

77 McCullough Drive, Suite 7, New Castle, Delaware 19720

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (800) 957-7622

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2012, the registrant entered into a loan agreement with Development 72, LLC for the purpose of building the inventory of RapiMed rapidly dissolving formulation products. Development 72 made a four (4) year term loan to the registrant in the amount of $500,001. The registrant received the loan proceeds on Friday, August 17, 2012. The loan is secured by the assets of the registrant. Development 72 is the holder of record of 2,990,252 shares of the registrant’s Series A Preferred Stock which is convertible into 5,980,504 shares of the registrant’s common stock (representing approximately 9.6% of the outstanding shares). In addition, the manager of Development 72, Andrius Pranskevicius, is a member of the registrant’s board of directors.

This loan bears interest at the rate of 9% per annum and will be paid back in 48 equal monthly installments of interest and principal payments of $12,442.55. The registrant will start making the monthly payments on September 15, 2012 and will make the last payment on August 15, 2016. The registrant may prepay the loan, in full or in part, subject to a prepayment penalty equal to 5% of the amount of principal being prepaid.

In addition to the monthly loan repayments, during the 48 month period ending August 15, 2016, and regardless if the loan is prepaid in full, the registrant will pay to Development 72 a royalty equal to one percent (1%) of all revenues that the registrant receives from the registrant’s sale or distribution of its RapiMed rapidly dissolving formulation products. The royalty payments will be made quarterly and are subject to a fee for late payment or underpayment.

In the event of a default, the interest rate on the loan will increase to 13% for as long as the default continues. Under the term loan promissory note, a default will occur upon (i) non-payment of a monthly installment or non-performance under the note or loan agreement, which is not cured within ten (10) days of written notice of such non-payment or non-performance from Development 72, (ii) a materially false representation or warranty made to Development 72 in connection with the loan, (iii) a bankruptcy or dissolution of the registrant or (iv) a change of control of the registrant or an acquisition of an entity or business by the registrant without the affirmative vote of Andrius Pranskevicius as a board member of the registrant.

Under the loan agreement, the registrant is subject to various negative covenants, including (i) restrictions on secured loans (subject to certain exceptions), (ii) judgments against the registrant in excess of $25,000, (iii) prepayment of any long-term debt of the registrant other than promissory notes held by certain investors in the registrant, and (iv) repurchases by the registrant of outstanding shares of its common stock.

The loan agreement also provides certain financial covenants which limit the amount of indebtedness the registrant may incur until the loan to Development 72 is repaid and restricts the payment of any dividends on its capital stock except for dividends payable with respect to the registrant’s outstanding shares of its Series A Preferred Stock.

The description of the loan agreement and the term loan promissory note contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the loan agreement and the term loan promissory note which are attached hereto as exhibits, and which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a registrant.

On August 16, 2012, the registrant entered into a loan agreement with Development 72, LLC pursuant to which Development 72 made a four (4) year term loan to the registrant in the amount of $500,001. The registrant received the loan proceeds on Friday, August 17, 2012. The loan is secured by the assets of the registrant. The loan is not guaranteed by any third party. For a description of the material terms of the loan, see the disclosure above in Item 1.01 of this Form 8-K which is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Loan Agreement, dated as of August 15, 2012, by and between the registrant and Development 72, LLC.
10.2	Term Promissory Note made by the registrant in favor of Development 72, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPSAMERICA, INC.

Date: August 22, 2012	By:	/s/ Jeffrey Andrews
Jeffrey Andrews
Chief Financial Officer

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